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Friday May 14, 1999
COMPANY PRESS RELEASE


     ADVANCED COMMUNICATIONS ENGAGES NATIONSBANC MONTGOMERY
                SECURITIES AS STRATEGIC ADVISOR

ST. LOUIS (May 14, 1999) Advanced Communications Group, Inc. (ACG, listed NYSE: ADG) today announced that it has engaged NationsBanc Montgomery Securities, a subsidiary of Bank of America Corporation (NYSE: BAC), as investment advisor in connection with the sale of its competitive local exchange telephone (CLEC) and switch-based long-distance operations.

The divestiture of the telecom business is part of the strategic corporate redirection announced on April 12, 1999, in which ACG stated its plan to change the corporate name to WorldPages.com. In the same announcement, ACG articulated its plan to expand its yellow pages directories in both print and Internet forms by acquiring the outstanding stock of YPtel Corporation (d/b/a Pacific Coast Publishing), WebYP, Inc. (d/b/a WorldPages.com) and a web site production & graphics company, Big Stuff, Inc.

Richard O'Neal, Chairman and Chief Executive Officer, commented, "Engaging NationsBanc Montgomery Securities as advisor clearly facilitates ACG's stated objective to become WorldPages.com and expand its presence in print yellow pages and e-commerce. The business plan of WorldPages.com includes the aggressive capture of Internet advertising market share in this industry that analysts estimate will be $5 billion by next year. Negotiations surrounding the WorldPages.com definitive agreement are progressing smoothly, and, we believe we will close the related transaction during the third calendar quarter."

Today, about 85 percent of revenues earned by print directories come from local businesses of which 80 percent plan to use the Internet according to recent research. As a result, WorldPages.com and its existing sales force of 400 representatives are uniquely positioned to help hometown business people achieve their goals.

In the future, WorldPages.com will provide branded directories to 5.2 million users in 41 markets in the U.S. and leverage its existing affiliations with over 80 independent print directories. In addition, through WorldPages.com, customers will have direct access to 112 million U.S and Canadian white and yellow pages listings, 9 million e-mail addresses, 30 million URLs and links to over 200 directories worldwide. Both PC Magazine and The Wall Street Journal recognized WorldPages.com
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recently as a leading web site.

For more information, please visit www.acginc.net and find the world at
www.worldpages.com.                --------------
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